EXHIBIT B-2
DRAFT



                              Cinergy Corp.
                         139 East Fourth Street
                         Cincinnati, Ohio  45202
                             (513) 381-2000

                             PROXY STATEMENT

Introduction

    Cinergy Corp., a Delaware corporation (the "Company"), is the registered holding company under the Public Utility Holding Company Act of 1935 for The Cincinnati Gas & Electric Company ("CG&E"), PSI Energy, Inc. ("PSI Energy"), Cinergy Services, Inc. ("Cinergy Services"), and Cinergy Investments, Inc. ("Cinergy Investments"). CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company ("Union Light"), in adjacent areas in Kentucky. PSI Energy is an operating utility primarily engaged in providing electric service in north central, central, and southern Indiana. Cinergy Services provides management, financial, administrative, engineering, legal and other services to the Company, CG&E, PSI Energy, and Cinergy Investments. The Company conducts its non-regulated businesses through Cinergy Investments and its subsidiaries.

    This Proxy Statement is first being mailed on or about March 15, 1996, to holders of the common stock of the Company in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the Annual Meeting of Shareholders to be held on April 26, 1996, and any adjournment of such meeting (the "Annual Meeting").

    The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1995 was mailed to shareholders concurrently with or prior to the mailing of this Proxy Statement.

Voting Procedures and Rights

    Only holders of record of the Company's common stock at the close of business on February 26, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum. The number of shares of the Company's common stock outstanding as of the Record Date was__________. Each share of common stock entitles its owner to one vote upon each matter to come before the meeting.

    In accordance with the General Corporation Law of the State of Delaware and the Company's By-Laws, directors will be elected at the Annual Meeting by a plurality of the votes cast. Each other matter to be presented at the Annual Meeting will be determined by the vote of a majority of the votes cast. In tabulating the vote on such other matters, abstentions will have the same effect as negative votes; broker non-votes will be disregarded and have no effect on the outcome of the vote. Votes at the Annual Meeting will be tabulated preliminarily by the Company acting as its own transfer agent. Inspectors of election, duly appointed by the presiding officer of the Annual Meeting, will definitively count and tabulate the votes and determine and announce the results at the meeting. The Company has no established procedure for confidential voting.

Proxies

    The enclosed proxy is solicited by the Board of the Company, which recommends voting FOR the election of all nominees as directors, FOR the adoption of the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan, and FOR the adoption of the proposed amendment to the Cinergy Corp. Annual Incentive Plan. Shares of the Company's common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendations of the Board. It is not anticipated that any other matters will be brought before the Annual Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Annual Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

    Execution of a proxy will not prevent a shareholder from attending the Annual Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

    The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee estimated to be $ plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail. In addition, officers and employees of the Company may solicit proxies personally or by telephone; such persons will receive no additional compensation for these services.

    The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

    The solicitation of proxies, and the item set forth herein as Item 2, have been approved by the Securities and Exchange Commission (the "SEC") under the Public Utility Holding Company Act of 1935, as amended.

ITEM 1.  ELECTION OF DIRECTORS

    In accordance with the provisions of the By-Laws of the Company, the Board is divided into three classes (Class I, Class II, and Class III), with all classes as nearly equal in number as possible. One class of directors is ordinarily elected at each annual meeting of shareholders for a three-year term. Melvin Perelman, Thomas E. Petry, Jackson H. Randolph, Philip R. Sharp, Van P. Smith, and Dudley S. Taft have been nominated by the Board for election as Class II directors at the Annual Meeting for terms of three years each and until their successors are duly elected and qualified.

    Duly executed and returned proxies representing shares held on the Record Date will be voted, unless otherwise specified, in favor of the nominees for the Board. Each nominee and continuing director is a member of the Company's present Board. All nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

    Except as otherwise noted, the principal occupation or employment of each individual set forth below has been such individual's principal occupation or employment for the past five years and no such individual holds another position or office with the Company. All nominees and continuing directors, other than Messrs. Randolph and Rogers, are otherwise unaffiliated with the Company and its subsidiaries.

The Board Recommends Voting FOR ALL Nominees,
Designated in the Proxy as Item 1.


Class II Director Nominees for Terms to Expire in 1999


Melvin Perelman, Ph.D.
    Director of the Company since 1994;
    Member - Corporate Governance Committee and
    Finance Committee.
    Director of PSI Energy from 1980 to 1995.  Age 65.

Dr. Perelman served as Executive Vice President of Eli Lilly and Company, which is engaged in the manufacturing of pharmaceuticals, until his retirement in 1993. He also served as President of Lilly Research Laboratories. Dr. Perelman is a director of Inhale Therapeutic Systems.
________________________________________________________________________

Thomas E. Petry
    Director of the Company since 1994;
    Member - Audit Committee and
    Executive Committee.
    Director of CG&E from 1986 to 1995.  Age 56.

Mr. Petry has served as Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a diversified manufacturer of industrial and automotive products, since December 1994. He was Chairman of the Board, President and Chief Executive Officer of Eagle-Picher from April 1992 until December 1994; he previously served as Chairman of the Board and Chief Executive Officer. A plan of reorganization that provides a basis for emergence from Chapter 11 of the U. S. Bankruptcy Code was filed by Eagle-Picher on February 28, 1995. Mr. Petry is a director of Insilco Corporation, Star Banc Corporation, Star Bank, N.A., Cincinnati, Ohio, and The Union Central Life Insurance Company.
________________________________________________________________________

Jackson H. Randolph
    Director of the Company since 1993;
    Member - Executive Committee.
    Director of CG&E since 1983 and
    PSI Energy since 1994.  Age 65.

Mr. Randolph has served as Chairman of the Board of the Company, Cinergy Investments, Cinergy Services, CG&E, PSI Energy, and Union Light since December 1995. He served as Chairman of the Board and Chief Executive Officer of the Company, Cinergy Investments, Cinergy Services, CG&E, and PSI Energy from October 1994 (and of Union Light from January 1995) through November 1995. Mr. Randolph was Chairman of the Board, President and Chief Executive Officer of CG&E from May 1993 until October 1994 (and of Union Light from June 1993 until January 1995); previously he served as President and Chief Executive Officer of CG&E and Union Light. Mr. Randolph is a director of Cincinnati Financial Corporation, PNC Bank Corp., and PNC Bank, Ohio, N.A.
_________________________________________________________________________

Philip R. Sharp, Ph.D.
    Director of the Company since 1995;
    Member - Audit Committee.  Age 53.

Dr. Sharp is Director of the Institute of Politics and a lecturer in public policy at the John F. Kennedy School of Government at Harvard University in Cambridge, Massachusetts. He is also Chairman of the Energy Board of The Keystone Center, a not-for-profit public policy, scientific and educational organization with locations in Keystone, Colorado and Washington, D.C. Dr. Sharp served as a member of the U. S. House of Representatives from 1975 until January 1995, representing the second Congressional district of the State of Indiana. He was a ranking member of the House Energy and Commerce Committee, where he chaired the Energy and Power Subcommittee and served on the Transportation and Hazardous Materials Subcommittee, and of the House Natural Resources Committee, where he served on the Energy and Mineral Resources and the Oversight and Investigations Subcommittees.
_________________________________________________________________________

Van P. Smith
    Director of the Company since 1994;
    Chairman - Compensation Committee and
   Member - Executive Committee.
    Director of PSI Energy since 1986.  Age 67.

Mr. Smith is Chairman of the Board of Ontario Corporation which manufactures precision components for semiconductor process equipment, provides custom hardware and software products, and operates commercial testing laboratories. He is a director of each of the subsidiaries of Ontario Corporation, Lilly Industries, Inc., Meridian Insurance Group, Inc., and Meridian Mutual Insurance Co.
_________________________________________________________________________

Dudley S. Taft
    Director of the Company since 1994;
    Chairman - Corporate Governance Committee.
    Director of CG&E from 1985 to 1995.  Age 55.

Mr. Taft is President and Chief Executive Officer of Taft Broadcasting Company, which owns and operates television broadcasting stations. He is a director of Fifth Third Bancorp, The Fifth Third Bank, The Union Central Life Insurance Company, and U.S. Playing Card Company.
_________________________________________________________________________

Class III Directors Whose Terms Expire in 1997

Michael G. Browning
    Director of the Company since 1994;
    Member - Compensation Committee and
    Corporate Governance Committee.
    Director of PSI Energy since 1990.  Age 49.

Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate ventures. He also served as President of Browning Real Estate, Inc., the general partner of various real estate investment partnerships, through December 30, 1994.
_________________________________________________________________________

Phillip R. Cox
    Director of the Company since 1994;
    Member - Corporate Governance Committee and
    Public Policy Committee.
    Director of CG&E from 1994 to 1995.  Age 49.

Mr. Cox is President and Chief Executive Officer of Cox Financial
Corporation, a provider of financial and estate planning services. He is a director of Cincinnati Bell Inc., the Cincinnati office of the Federal Reserve Bank of Cleveland, and PNC Bank, Ohio, N.A.
_________________________________________________________________________

Kenneth M. Duberstein
    Director of the Company since 1994;
    Member - Public Policy Committee.
    Director of PSI Energy from 1990 to 1995.  Age 51.

Mr. Duberstein is Chairman and Chief Executive Officer of The Duberstein Group, Inc., a provider of planning and consulting services. He is a director of McDonnell Douglas Corporation, and is also a member of the Board of Governors of the American Stock Exchange.
_________________________________________________________________________

James E. Rogers
    Director of the Company since 1993;
    Chairman - Executive Committee.
    Director of PSI Energy since 1988 and
     CG&E since 1994.  Age 48.

Mr. Rogers has served as Vice Chairman, President and Chief Executive Officer of the Company and Cinergy Services, and Vice Chairman and Chief Executive Officer of Cinergy Investments, CG&E, PSI Energy, and Union Light since December 1995. He served as Vice Chairman, President and Chief Operating Officer of the Company and Cinergy Services, and Vice Chairman and Chief Operating Officer of Cinergy Investments, CG&E and PSI Energy from October 1994 (and Vice Chairman and Chief Operating Officer of Union Light from January 1995) through November 1995. Mr. Rogers served as Chairman, President and Chief Executive Officer of PSI Energy from August 1990 until October 1994; he previously served as Chairman and Chief Executive Officer. He also served as Chairman and Chief Executive Officer of PSI Resources, Inc. from October 1993 until October 1994; he previously served as Chairman, President and Chief Executive Officer. Mr. Rogers is a director of Bankers Life Holding Corporation, Duke Realty Investments, Inc., Fifth Third Bancorp, and The Fifth Third Bank.
_________________________________________________________________________

John J. Schiff, Jr.
    Director of the Company since 1994;
    Member - Compensation Committee.
    Director of CG&E from 1986 to 1995.  Age 52.

Mr. Schiff is Chairman of the Board of Cincinnati Financial Corporation, an insurance holding company, The Cincinnati Insurance Company, and John J. & Thomas R. Schiff & Co., Inc., an insurance agency. He is a director of Fifth Third Bancorp, The Fifth Third Bank, and The Standard Register Company.
_________________________________________________________________________

Oliver W. Waddell
    Director of the Company since 1994;
    Chairman - Finance Committee.
    Director of CG&E from 1989 to 1995.  Age 65.

Mr. Waddell served as Chairman of the Board of Star Banc Corporation until his retirement in December 1993; he held the additional offices of President and Chief Executive Officer until May 1993 and June 1993, respectively. He was also Vice Chairman of Star Bank, N.A. from June 1993 until his retirement in December 1993; he previously served as Chairman and Chief Executive Officer. Mr. Waddell is a director of Chiquita Brands International, Inc., Star Banc Corporation, and Star Bank, N.A., Cincinnati, Ohio.
_________________________________________________________________________

Class I Directors Whose Terms Expire in 1998

Neil A. Armstrong
    Director of the Company since 1994;
    Member - Audit Committee and
    Executive Committee.
    Director of CG&E from 1973 to 1995.  Age 65.

Mr. Armstrong is Chairman of the Board of AIL Systems Inc., a subsidiary of Eaton Corp., which is engaged in the manufacturing of electronic devices and systems. He completed his tenure as Chairman of Computing Technologies For Aviation, Inc. in 1992. Mr. Armstrong is a director of Cincinnati Milacron Inc., Eaton Corp., RMI Titanium Co., Thiokol Corp., and USX Corp.
________________________________________________________________________

James K. Baker
    Director of the Company since 1994;
    Chairman - Audit Committee and
   Member - Executive Committee.
    Director of PSI Energy since 1986.  Age 64.

Mr. Baker has served as Vice Chairman of Arvin Industries, Inc., which is engaged in the manufacturing of automotive parts, since February 1996; he served as Chairman of the Board of Arvin Industries from June 1993 through January 1996; he previously served as Chairman of the Board and Chief Executive Officer. Mr. Baker is a director of Amcast Industrial Corp., Calspan SRL Corp., First Chicago NBD Corp., Geon Company, and Tokheim Corporation.
________________________________________________________________________

Clement L. Buenger
    Director of the Company since 1994;
    Member - Finance Committee.
    Director of CG&E from 1984 to 1995.  Age 69.

Mr. Buenger was Chairman of the Board of Fifth Third Bancorp and The Fifth Third Bank from 1991 until his retirement in 1993; he previously served as Chairman of the Board and Chief Executive Officer. Mr. Buenger is a director of Fifth Third Bancorp and The Fifth Third Bank

________________________________________________________________________

John A. Hillenbrand II
    Director of the Company since 1994;
    Chairman - Public Policy Committee and
   Member - Finance Committee.
    Director of PSI Energy since 1985.  Age 64.

Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe' Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand is a director of Hillenbrand Industries, Inc. and National City Bank, Indiana.
________________________________________________________________________

George C. Juilfs
    Director of the Company since 1994;
    Member - Compensation Committee and
    Public Policy Committee.
    Director of CG&E from 1980 to 1995.  Age 56.

Mr. Juilfs is President and Chief Executive Officer of SENCORP, an international holding company with subsidiaries that manufacture fastening systems, finance and lease capital equipment, and commercialize health-care technologies.
________________________________________________________________________


Meetings and Committees of the Board

    During the year ended December 31, 1995, the Board held six meetings. All directors attended more than 75% of the aggregate number of Board meetings and meetings of committees on which they serve with the exception
of                     , who attended       %.  In accordance with the
provisions of the By-Laws of the Company, the Board has six standing committees which facilitate the carrying out of its responsibilities.

    The Audit Committee met three times during 1995. This Committee recommends to the Board a firm of independent certified public accountants to conduct audits of the accounts and affairs of the Company and its subsidiaries; reviews the scope and results of audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of the Company and its subsidiaries, with the independent certified public accountants; and makes such reports and recommendations to the Board as it deems appropriate.

    The Compensation Committee met five times during 1995. The nature and scope of the Compensation Committee's responsibilities are described in the Board Compensation Committee Report on Executive Compensation (see page ___).

    The Corporate Governance Committee met three times during 1995. This Committee recommends to the Board the slate of nominees to directors to be elected by the shareholders, and presents to the Board, whenever vacancies occur, names of individuals who would make suitable directors of the Company and consults with appropriate officers of the Company on matters relating to the organization of the Board and its committees. The Committee has no established procedures for consideration of nominees recommended by shareholders.

    Other standing committees of the Board include the Executive
Committee, the Finance Committee and the Public Policy Committee.

Directors' Compensation

    Directors who are not employees (the "non-employee directors") receive an annual retainer fee of $25,000 plus a fee of $1,500 for each Board meeting attended. Non-employee directors who also serve on one or more standing committees of the Board receive an annual retainer fee of $3,000 for each committee membership plus a fee of $1,500 for each committee meeting attended. The fee for any Board or committee meeting held via conference call is $750. Directors who are also employees of the Company receive no remuneration for their services as directors.

    Under the Company's Directors' Deferred Compensation Plan, each non-employee director of the Company or any of its subsidiaries may defer fees and have them accrued either in cash or in units representing shares of Company common stock. If deferred in such units, the stock will be distributed to the director at the time of retirement from the appropriate board. Amounts deferred in cash will be paid at the same time.

    Under the Company's Stock Option Plan, each non-employee director has been granted a non-qualified stock option to purchase 12,500 shares of the Company's common stock. Each person who is elected for the first time to be a non-employee director is also granted a non-qualified stock option to purchase 12,500 shares of the Company's common stock. The price per share at which options are granted must be no less than 100% of the fair market value of the Company's common stock on the New York Stock Exchange on the date of the grant. Options generally vest at the rate of 20% per year over a five-year period from the date of grant and may be exercised over a ten-year term.

    Under the Company's Retirement Plan for Directors, non-employee directors with five or more years of service will receive annual retirement compensation in an amount equal to the annual Board retainer fee in effect at the time of termination of service as a director, plus the product of the fee paid for attendance at a Board meeting multiplied by five. This plan provides such retirement compensation for as many years as the director served on the Board. This plan covers non-employee directors serving on the boards of directors of the Company, Cinergy Services, CG&E or PSI Energy. Prior service by non-employee directors of CG&E or PSI Energy will be credited under this plan effective as of October 24, 1994.

Security Ownership of Certain Beneficial Owners and Management

    The only persons or groups known to the Company to be the beneficial owners of more than 5% of the Company's common stock, the only voting security, as of December 31, 1995, are set forth in the following table. This information is based on the most recently available reports filed with the SEC pursuant to the requirements of Section 13(d) of the Securities and Exchange Act of 1934 (the "1934 Act") and transmitted to the Company by the persons named.

     Name and Address         Amount and Nature               Percent
    of Beneficial Owner       of Beneficial Ownership of Class

INVESCO PLC                   _____________shares/1/          ______%
11 Devonshire Square
London EC2M 4YR
England

PNC Bank Corp.                _____________shares/2/          ______%
Fifth Ave. and Wood St.
Pittsburgh, PA  15222
________


/1/ Holder reports having shared voting and shared dispositive powers with respect to all shares, and sole voting and sole dispositive powers with respect to none of these shares.

/2/  Of these shares, __________________ are held by PNC Bank, Ohio, N.A.
    as trustee of two benefit plans for employees of CG&E and its subsidiaries. Under the terms of the plans, participants have the right to vote the shares credited to their accounts; however, the trustee may, at its discretion, vote those shares not voted by participants. Holder reports having sole voting power with respect to __________________ shares, shared voting power with respect for ________ shares, sole dispositive power with respect to ______________ shares, and shared dispositive power with respect to ______________ shares.

    The beneficial ownership of the Company's common stock held by each nominee, continuing director and named executive officer (as defined on page ___), and of units equal to one share of the Company's common stock paid as compensation to non-employee directors, as of December 31, 1995 is set forth in the following table.

Beneficial Owner Table


         Amount and Nature
Name of Beneficial Owner/1/ of Beneficial Ownership/2/               Units/3/

Neil A. Armstrong                                     shares
James K. Baker                                        shares
Michael G. Browning                                   shares
Clement L. Buenger                                    shares
Phillip R. Cox                                        shares
Kenneth M. Duberstein                                 shares
William J. Grealis                                    shares
John A. Hillenbrand II                                shares
George C. Juilfs                                      shares
J. Wayne Leonard                                      shares
John M. Mutz                                          shares
Melvin Perelman                                       shares
Thomas E. Petry                                       shares
Jackson H. Randolph                                   shares
James E. Rogers                                       shares
John J. Schiff, Jr.                                   Shares/4/
Philip R. Sharp                                       shares
Van P. Smith                                          shares
Dudley S. Taft                                        shares
Larry E. Thomas                                       shares
Oliver W. Waddell                                     shares

All directors and executive                           shares/5/
officers as a group           (representing 0.   % of the class)

_________

/1/ No individual listed beneficially owned more than 0.   % of the
outstanding shares of common stock.
/2/ Includes shares which the individual listed has the right to acquire within 60 days pursuant to the exercise of stock options in the following
amounts:  Mr. Armstrong -       ; Mr. Baker -      ; Mr. Browning -       ;
Mr. Buenger -      ; Mr. Cox -      ; Mr. Duberstein -       ; Mr.
Hillenbrand -       ; Mr. Juilfs -      ; Mr. Leonard -       ; Mr. Mutz -
    ; Mr. Perelman -       ; Mr. Petry -    ; Mr. Randolph -       ; Mr.
Rogers -       ; Mr. Schiff -      ; Mr. Smith -       ; Mr. Taft -      ;
and Mr. Waddell -      .
/3/ Each unit represents one share of the Company's common stock credited to the account of the respective directors as of December 31, 1995 under the Company's Directors' Deferred Compensation Plan.
/4/ Includes        shares owned of record by a trust of which Mr. Schiff
is one of three trustees who share voting and investment power equally.
Does not include           shares, as to which Mr. Schiff disclaims any
beneficial interest, held by Cincinnati Financial Corporation and certain of its subsidiaries.
/5/ Includes         shares which respective director or executive officer
individually has the right to acquire within 60 days pursuant to the exercise of stock options.


Board Compensation Committee Report on Executive Compensation

    The executive compensation program of the Company is administered by the Compensation Committee of the Board (the "Committee"). The Committee establishes the Company's compensation philosophy and the compensation of the chief executive officer and all other executive officers. The Committee also recommends and administers compensation plans for all executive officers and key employees. The Committee is composed of Messrs. Van P. Smith (Chairman), Michael G. Browning, George C. Juilfs, and John J. Schiff, Jr., each of whom is an independent, non-employee director of the Company.

Compensation Philosophy

    In the Committee's report in the Company's 1995 proxy statement, the Committee reported that it was reviewing the executive compensation philosophies of CG&E and PSI Energy as part of its effort to establish the Committee's philosophy. The Committee also reported that although its philosophy was developing, it expressed an intent to emphasize incentive compensation, both short-term and long-term, in order to tie the interests of the executive officers and the Company's shareholders. At that time, the Committee anticipated that base salary, annual cash incentives and long-term incentives would play an integral part in the Company's executive compensation program.

    With assistance from an independent compensation and benefits consulting firm which conducted a study of existing executive compensation program structures, the Committee has formulated an integrated Company executive compensation philosophy which includes base salary, and annual and long-term incentives. The consulting firm has also advised as to the retention, modification or replacement of certain existing compensation and benefits plans and as to plan design generally.

    The Company seeks to provide a total compensation program that will attract, retain, and motivate the high quality employees needed to provide superior service to its customers and to maximize returns to its shareholders. Base salaries for the executive group will be targeted at the median of comparably sized utility companies based on kilowatt hours sold. Because of the Company's low-cost position, kilowatt hours sold is considered to be a better size measure than revenues for constructing a comparator group. Base salary levels will be reviewed annually. Salary increases will be based on such factors as the Company's financial results, each individual's performance, and the executive's role and skills. The Company's executive compensation program seeks to link executive and shareholder interests through cash-based and equity-based incentive plans, in order to reward corporate and individual performance and balance short-term and long-term considerations. Thus, annual and long-term incentive plans will be structured to provide opportunities that are competitive with general industry companies.

    This philosophy results in a compensation mix for the chief executive officer and senior officers, including executive officers, consisting of annual incentive and long-term incentives accounting for at least 50% of the employee's total compensation.

    During 1995, the Committee adopted a charter which supports the Company's executive compensation philosophy and the Committee's role in designing and implementing that philosophy. Pursuant to the charter, the
Committee:

reviews and determines the annual base salaries, annual incentives, and long-term incentives of the Company's executives, and develops an appropriate balance between short-term and long-term incentives while focusing on long-term shareholder interests; and

reviews the operation of the Company's executive compensation programs;
    establishes and periodically reviews policies for the administration of these programs; and takes steps, if appropriate, to modify such programs and to design and implement new executive compensation programs.

    Consistent with its charter and its executive compensation philosophy, the Committee has reviewed the Company's existing short-term and long-term incentive plans and has concluded that it would be in the best interests of the Company and its shareholders to modify the Annual Incentive Plan and to adopt a new long-term incentive compensation plan ( see Cinergy Corp. 1996 Long-Term Incentive Compensation Plan on page __).

    Under the proposed amendment to the Annual Incentive Plan, the maximum award opportunity for "covered employees", as that term is defined in Internal Revenue Code Section 162(m), would be one million dollars. Currently, the maximum award is 75% of annual base salary. Expressing the maximum possible award for covered employees in this manner is consistent with regulations issued by the Internal Revenue Service in December, 1995.

    The proposed 1996 Long-Term Incentive Compensation Plan would allow the Company flexibility to design long-term incentive compensation programs which will help achieve its goals. The adoption of this plan is subject to shareholder approval. The 1996 Long-Term Incentive Compensation Plan is intended, in part, to replace the Company's Performance Shares Plan.


Annual Incentive Plan

    For 1995, executive officers were eligible for incentives under the Company's Annual Incentive Plan. Approximately 400 key employees participated in the plan in 1995 and were granted cash awards to the extent that certain pre-determined corporate and individual goals were attained during that year. Graduated standards for achievement were developed to encourage each employee's contribution. The potential awards ranged from 2.5% to 55% of the annual salary of the participant (including deferred compensation), depending upon the achievement levels and the participant's position. The Committee reviewed and approved both the plan goals at the beginning of the year and the achievements at the end of the year.

    For 1995, the Annual Incentive Plan used a combination of corporate and individual goals. Achievement of corporate goals and achievement of individual goals accounted for 50% of the total possible award. The portion of the payout in March, 1996, attributable to the corporate goals was based on 1995 achievement in two areas: (1) earnings per share; and
(2) non-fuel operation and maintenance merger savings. The earnings per share goal accounted for 37.5% and the merger savings goal constituted 12.5% of the total possible award. The achievement level for each of the corporate goals was at the maximum award level for 1995.

    In 1995, incentive awards for each executive officer reflected individual achievement as well as the Company's attainment of its corporate goals. Individual performance goals for each executive varied from executive to executive; however, all related to the achievement of the Company's overall strategic mission of becoming a premier general energy services company.

    For each executive officer, the Committee assessed the extent to which each person contributed toward the accomplishment of the Company's mission in 1995. Although its determinations were subjective, that Committee believed that its assessment accurately measured the performance of each executive officer.

    For 1996, the Company's Annual Incentive Plan will again use a combination of corporate and individual goals. The corporate goal will account for 50% of the total possible award and achievement of individual goals will account for the remaining 50%. The corporate goal for 1996 will be based on earnings per share. For 1996, approximately 400 key employees will participate in the plan. The potential awards will range from 2.5% to 90% of the participant's annual salary, depending upon the achievement levels and the participant's position.

Other Compensation Decisions

    The Committee, at its discretion, can award other forms of compensation in recognition of outstanding service to the Company or any of its subsidiaries. Consistent with that philosophy, the Committee approved in 1995 special performance awards (as set forth in footnotes to the Summary Compensation Table).

Long-Term Incentive Plan and Stock Option Plan

    The Company's Performance Shares Plan (the "Performance Shares Plan") is a long-term incentive plan developed to reward officers and other key employees for contributing to long-term success by achieving corporate and individual goals approved by the Committee. The executive officers named in the compensation tables participate in this plan, and the same corporate and individual goals used in the Company's Annual Incentive Plan are applicable to this plan. The potential award opportunities are established in the same manner as the Annual Incentive Plan, with the minimum award opportunities ranging from 13.33% to 60% of annual salary for the full performance cycle. Performance cycles consist of overlapping four year periods. Because the former PSI Energy Performance Shares Plan was merged into the Performance Shares Plan effective as of October 24, 1994, the then existing PSI Energy performance cycles of 1992-1995 and 1994-1997 became performance cycles under the Performance Shares Plan. Awards earned under the 1992-1995 performance cycle by executive officers are paid in two installments: one-half of the award was paid in February, 1996, and the remaining portion will be paid in February, 1997. The dollar value of the awards to Messrs. Rogers, Randolph, Mutz, Grealis, Leonard, and Thomas, paid in February, 1996, are set forth in the Summary Compensation Table. The next overlapping four year performance cycle under the Performance Shares Plan began January 1, 1996 and will end December 31, 1999.

    The Company's executive officers and other key employees are also eligible for grants under the Company's Stock Option Plan. The plan is designed to align executive compensation with shareholder interests. Both non-qualified and incentive stock options have been granted under the plan. Options vest at the rate of 20% per year over a five-year period from the date of grant and may be exercised over a ten-year term.

Chief Executive Officer

    Mr. Randolph's 1995 base salary was determined pursuant to an employment agreement with the Company dated December 11, 1992, as amended and restated effective October 24, 1994 (see Employment Agreements and Severance Arrangements on page _____). For 1995, Mr. Randolph also earned incentive compensation under the Annual Incentive Plan in the amount of $_______, of which __% was based on achievement of the Company's goals and __% was based upon the Committee's determination of his achievement of individual goals.

    Giving consideration to the accomplishments of 1995, sufficient goals were met to obtain the maximum award available. Other goals pertaining to _______________ were also met. The relative importance in meeting these goals was equal in the determination of awards.

    Mr. Rogers' 1995 base salary was determined pursuant to an employment agreement with the Company dated December 11, 1992, as amended and restated effective July 2, 1993 (see Employment Agreements and Severance Arrangements on page ___). For 1995, Mr. Rogers also earned incentive compensation under the Annual Incentive Plan in the amount of $_______, of which __% was based on achievement of the Company's goals and __% was based upon the Committee's determination of his achievement of individual goals.

    Giving consideration to the accomplishments of 1995, sufficient goals were met to obtain the maximum award available. Other goals pertaining to _______________ were also met. The relative importance in meeting these goals was equal in the determination of awards.

Summary

    The Committee has established its own executive compensation philosophy which emphasizes incentive compensation, both short-term and long-term, in order to tie the interests of the executive officers and the Company's shareholders. Base salary, annual cash incentives, and long-term incentives are an integral part of executive compensation. The Committee has determined that the Annual Incentive Plan should be modified to increase the maximum amount which can be awarded under that plan to "covered employees" under Internal Revenue Code Section 162(m), and that a new long-term incentive plan (the 1996 Long-Term Incentive Compensation
Plan) is needed to provide flexibility in designing competitive long-term incentive programs in order to attract and retain qualified and highly motivated executive employees in the future.

    The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August, 1993, for compensation earned in 1994 and later. Under the law, income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds one million dollars in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance based" or compensation which is payable under a written contract that was in effect before February 17, 1993. The Committee has reviewed the final regulations issued by the Internal Revenue Service and will continue to review the application of these rules to future compensation; however, the Committee intends to compensate executives on performance achieved, both corporate and individual.

     The tables which follow, and accompanying footnotes, reflect the decisions covered by the above discussion.

                                  Compensation Committee

                                  Van P. Smith, Chairman
                                  Michael G. Browning
                                  George C. Juilfs
                                  John J. Schiff, Jr.

Summary Compensation Table

    The following table sets forth the compensation of Messrs. Rogers and Randolph, each of whom served as chief executive officer at different periods during 1995, and each of the additional four most highly compensated executive officers (these six executive officers sometimes hereinafter collectively referred to as the "named executive officers") for services to the Company and its subsidiaries during the calendar years ended December 31, 1995 and 1994. (The data presented for 1994 includes compensation from CG&E and PSI Energy for the period January 1, 1994 through October 24, 1994.)

Summary Compensation Table

                                                               Long-Term Compensation
                                                           ---------------------------------
                           Annual Compensation                 Awards               Payouts
                       -----------------------------       ---------------          --------
(a)                    (b)   (c)       (d)       (e)       (f)         (g)          (h)         (i)
                                                 Other                                          All
                                                 Annual    Restricted  Securities               Other
                                                 Compen-   Stock       Underling    LTIP        Compen-
Name and                     Salary    Bonus/1/  sation    Awards      Options/Sars Payouts/2/  sation
Principal Position     Year  ($)       ($)       ($)       ($)         ($)          ($)         ($)
------------------     ----  ---       ---       ---       ---         ---          ---         ---
James E. Rogers        1995                                                                     /3/
 Vice Chairman         1994  433,144   265,729   64,417    0           250,000      273,720     285,393
 President and CEO

Jackson H. Randolph    1995                                                                     /3/
 Chairman of the Board 1994  470,000   255,750   5,719     0           250,000      0           92,724

John M Mutz            1995                                                                     /5/
 President,            1994  342,380   136,952   3,001     0           100,000      11,436      6,097
 PSI Energy

William J. Grealis/4/  1995                                                                     /5/
 President, CG&E and
 Cinergy Investments

J. Wayne Leonard       1995                                                                     /5/
 Group Vice President  1994  211,208   79,203    32,146    0           100,000      81,132      93,555
 and CFO

Larry E. Thomas        1995                                                                     /5/
 Group Vice President  1994  209,540   78,578    29,078    0           100,000      77,345      53,945
 and Chief Transfor-
 mation Officer





/1/ The amounts appearing in this column reflect the Annual Incentive Plan awards earned during the year listed and paid in the following year.

/2/ The amounts appearing in this column reflect the values of the shares and cash paid out under the Company's Performance Shares Plan as successor to PSI Energy's Performance Shares Plan. The amounts paid in 1994 and 1995 were earned by Messrs. Rogers, Mutz, Leonard, and Thomas during the four-year cycle from 1990 through 1993 under the PSI Energy Performance shares Plan.

/3/ Amount includes for Messrs. Rogers and Randolph, respectively:  a
deferred compensation award in the amount of $        pursuant to the terms
of each officer's Deferred Compensation Agreement; employer matching
contributions under the PSI Energy and CG&E 401(k) Plans of $       and $      ;
above-market interest on amounts deferred pursuant to the Deferred
Compensation Agreements of $           and $        ; and benefits under
Split Dollar Life Insurance Agreements of $        and $          .
Also includes for Mr. Rogers insurance premiums paid with respect to executive/group-term life insurance and relocation compensation in the amounts
of $       and $       , respectively.

/4/ Mr. Grealis became President of Cinergy Investments effective January 16, 1995 and President of CG&E effective September 1, 1995. Prior to January 16, 1995 he was not directly employed by the Company and its subsidiaries.

/5/ Amount includes for Messrs. Mutz, Grealis, Leonard, and Thomas, respectively: insurance premiums paid with respect to executive/group-term
life insurance of $       , $      , $      , and  $      ; and employer
matching contributions under the PSI Energy 401(k) Plan of $      , $
      , $      , and $      .  Also includes for Messrs. Grealis, Leonard,
and Thomas, respectively, relocation compensation in the amounts of $      ,
 $      , and $      .  Also includes for Mr. Grealis a profession
transition allowance and supplemental life insurance of $        and $     ,
respectively.  Also includes for Messrs. Leonard and Thomas, respectively,
special performance awards in the amounts of $        and $       .


Option/SAR Grants Table

    The following table sets forth information concerning individual grants of options to purchase the Company's common stock made to Mr. Grealis, the only named executive officer granted such options during 1995.

SAR Grant Table


                                                                            Potential
                                                                            Realized Value at
                                                                            Assumed Annual
                                                                            Rates of Stock Price
                                                                            Appreciation
    Individual Grants                                                       for Option Term
-------------------------------------------------------------------------    -------------------
(a)           (b)  (c)            (d)            (e)            (f)           (g)
           Number of    %
           Securities   of Total
           Underlying   Options/SARs   Exercise
           Options/SARs Granted to     or Base
           Granted      Employees in   Price       Expiration   5%    10%
Name       (#)          Fiscal Year    ($/Sh)      Date         ($)   ($)
----        ----------  ---------      ----------  -----------  ---   ---
William J. Grealis


Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

    The following table sets forth information concerning stock options exercised by the named executive officers during 1995, including the values realized for such options exercised, which represent the positive spread between the respective exercise prices and market prices on dates of exercises, and the numbers of shares for which options were held as of December 31, 1995, including the values for "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the market price of the shares as of December 31, 1995, which was $30.625 per share.

Aggregated Options/SAR Exercises Table

(a)           (b)       (c)       (d)                      (e)
                                  Number of                Value of
                                  Securities Underlying    Unexercised              Unexercised    In-the-Money
                                  Options/SARs at          Options/SARs at
              Shares              FY-End                   FY-End
              Acquired  Value     (#)                      ($)
              on Exer-  Realized  Exercisable/             Exercisable/
Name          cise (#)  ($)       Unexercisable            Unexercisable
----          --------  --------- ----------------------   ---------------
James E. Rogers
Jackson H. Randolph
John M. Mutz
William J. Grealis
J. Wayne Leonard
Larry E. Thomas


Long-Term Incentive Plan Awards Table

    The following table sets forth the potential payouts of awards granted under the Performance Shares Plan to Mr. Grealis, the only named executive officer granted such award during 1995.

Estimated Future Payouts


                                            Estimated Future
                                            Payouts under Non-Stock                      Price-Based Plans
                                         ------------------------
(a)       (b)              (c)           (d)    (e)      (f)
          Number of        Performance
          Shares, Units    or Other      Thres
          or Other         Period Until  -hold  Target   Maximum
          Rights           Maturation    Shares Shares   Shares
Name      (#)              or Payout     (#)    (#)      (#)
----      --------------   ------------- ------ -------  -------
William J. Grealis                                     (1)                  (1)


(1) The number of performance shares of the Company's common stock contingently granted is calculated by determining the award opportunity in dollars for the performance cycle and dividing this by the per share price of the common stock at the time of the grant. For the 1994 through 1997 performance period, the award opportunity for participants is measured in terms of percentages ranging from 13.33% to 60% of annual salary. The performance shares vest based upon the achievement of long-term corporate and individual goals established by the Compensation Committee of the Board at the beginning of the performance period and measured at the end of the cycle. The actual size of an award is determined by multiplying the amount contingently granted by a weighted calculation reflecting the extent to which the aggregate of the pre-established goals has been met. For the 1994 through 1997 performance period, an award of approximately twice the number of shares as contingently granted will be made if the aggregate of the pre-established goals are met. There is no minimum (threshold) award and the Board may enhance the target award in recognition of exemplary performance or achievement as to individual goals. Awards are made in cash and Company common stock over a two-year period immediately following each performance cycle. The amount of an award that is generally paid in cash is equal to the amount of federal, state and local income taxes due on each installment, plus, with respect to the second installment, dividends otherwise payable on such installment.

Pension Benefits

    The primary pension benefits payable at retirement to each of the named executive officers are provided pursuant to the terms of either CG&E's non-contributory management pension plan (the "CG&E Pension Plan") or PSI Energy's non-contributory pension plan (the "PSI Energy Pension Plan"). Mr. Randolph is covered under the terms of the CG&E Pension Plan. Messrs. Rogers, Mutz, Grealis, Leonard, and Thomas are covered under the terms of the PSI Energy Pension Plan.

    Under the terms of the CG&E Pension Plan, the retirement income payable to a pensioner is 1.3% of final average pay plus 0.35% of final average pay in excess of covered compensation, times the number of years of credited service through 30 years, plus 0.1% of final average pay times the number of years of credited service over 30 years. Final average pay is the average annual salary, based on July 1 pay rates, during the employee's five consecutive calendar years producing the highest such average within the last 10 calendar years immediately preceding retirement. Covered compensation is the average social security taxable wage base over a 35-year period.

    Mr. Randolph is also a vested participant in CG&E's Supplemental Executive Retirement Plan which upon his retirement, death or disability will provide benefits for a period of 15 years in an annual amount equal to 75% of his highest annual compensation, reduced by social security benefits and by amounts received from the CG&E Pension Plan.

    The following pension plan table illustrates the estimated annual benefits payable to Mr. Randolph at normal retirement age 65 for the years of service indicated under the terms of the CG&E Pension Plan and the supplemental plan. Compensation utilized to determine benefits under the plans includes salary and bonus as set forth within the respective columns of the summary compensation table. Mr. Randolph's estimated credited years of service at normal retirement age 65 are 37 years.

Pension Plan Table

                         Years of Service
               ----------------------------------------
Compensation   15        20        25        30 or More
$300,000       112,500   150,000   187,500   225,000
  400,000      150,000   200,000   250,000   300,000
  500,000      187,500   250,000   312,500   375,000
  600,000      225,000   300,000   375,000   450,000
  700,000      262,500   350,000   437,500   525,000
  800,000      300,000   400,000   500,000   600,000
  900,000      337,500   450,000   562,500   675,000
1,000,000      375,000   500,000   625,000   750,000
1,100,000      412,500   550,000   687,500   825,000


    The PSI Energy Pension Plan covers all of its employees who meet certain minimum age and service requirements. Compensation utilized to determine benefits under the PSI Energy Pension Plan includes substantially all salaries and annual incentive compensation, including deferred compensation for Mr. Rogers. PSI Energy Pension Plan benefits are determined under a final average pay formula with consideration of years of service to a maximum of 30, age at retirement and the applicable average social security wage base. PSI Energy also maintains an Excess Benefit Plan, in which Messrs. Rogers, Mutz, Grealis, Leonard, and Thomas participate, designed to restore pension benefits to those individuals whose benefits under the PSI Energy Pension Plan would otherwise exceed the limits imposed by the Internal Revenue Code of 1986, as amended (the "Code").

    The following pension plan table illustrates the estimated annual benefits payable as a straight-life annuity under both plans to participants who retire at age 62. Such benefits are not subject to any deduction for social security or other offset amounts.

Pension Plan Table

                         Years of Service
Compensation   5           10        15        20        25    30
$ 300,000      23,190    46,380    69,575    92,765   115,955  139,145
400,000        31,190    62,380    93,575    124,765  155,955  187,145
500,000        39,190    78,380    117,575   156,765  195,955  235,145
600,000        47,190    94,380    141,575   188,765  235,955  283,145
700,000        55,190    110,380   165,575   220,765  275,955  331,145
800,000        63,190    126,380   189,575   252,765  315,955  379,145
900,000        71,190    142,380   213,575   284,765  355,955  427,145
1,000,000      79,190    158,380   237,575   316,765  395,955  475,145
1,100,000      87,190    174,380   261,575   348,765  435,955  523,145


    The estimated credited years of service at age 62 for each of the named executive officers covered under the terms of the PSI Energy Pension Plan are as follows: Mr. Rogers, 20.22 years; Mr. Mutz, 3.39 years; Mr. Grealis 11.69 years; Mr. Leonard, 30 years; and Mr. Thomas, 30 years.

    Messrs. Rogers, Mutz, and Grealis also participate in the PSI Energy Supplemental Retirement Plan, which is designed to provide coverage to employees, previously designated by the board of directors of PSI Energy, who will not otherwise qualify for full retirement benefits under the PSI Energy Plan. The benefit provided by the PSI Energy Supplemental Retirement Plan will be an amount equal to that which a covered employee with maximum permitted years of participation (30 years) would have received under the PSI Energy Plan, reduced by the actual benefit provided by the PSI Energy Plan and the Excess Benefit Plan, and further reduced by benefits the covered employee will be eligible to receive from retirement plans from previous self-employment and from previous employers. The estimated annual benefit payable at age 62 under the PSI Energy
Supplemental Retirement Plan is $         for Mr. Rogers, $         for Mr.
Mutz, and $        for Mr. Grealis.

    The Company has an Executive Supplemental Life Insurance Program, which provides key management personnel, including the named executive officers, with additional life insurance coverage during employment, and post-retirement deferred compensation. At the later of age 55 or retirement, the participant's life insurance coverage under the program will be canceled. At that time, the participant will receive the total amount of coverage in the form of deferred compensation payable in ten equal annual installments. The estimated annual benefit payable, at the later of age 55 or retirement, to each of the named executive officers is $
         per year over ten years.

Employment Agreements and Severance Arrangements

    The Company entered into individual employment agreements with Mr. Randolph and Mr. Rogers (each sometimes hereinafter individually referred to as the "Executive") effective as of October 24, 1994.

    Pursuant to his employment agreement, Mr. Randolph served as Chairman and Chief Executive Officer of the Company until November 30, 1995, at which time he relinquished the position of Chief Executive Officer; he will continue to serve as Chairman of the Board of the Company until November 30, 2000. Mr. Rogers served as Vice Chairman, President and Chief Operating Officer of the Company until November 30, 1995, and thereafter has served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers' agreement is for a term of three years; however, on each annual anniversary date it will be automatically extended for an additional year, unless either the Company or Mr. Rogers gives timely notice otherwise.

    During the terms of their agreements, Messrs. Randolph and Rogers will receive minimum annual base salaries of $465,000 and $422,722, respectively. Each will also be paid an annual incentive cash award of up to a maximum of no less than 55% of his annual salary pursuant to the Company's Annual Incentive Plan, and will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare plans applicable generally to Company employees and executives.

    If the Executive's employment terminates as a result of death, his beneficiary will receive a lump sum cash amount equal to the sum of (a) the Executive's annual base salary through the termination date to the extent not previously paid, (b) a pro rata portion of the benefit under the Company's Annual Incentive Plan calculated based upon the termination date and (c) any compensation previously deferred but not yet paid to the Executive (with accrued interest or earnings thereon) and any unpaid accrued vacation pay. In addition to these accrued amounts, if the Company terminates the Executive's employment without "cause" or the Executive terminates his employment for "good reason" (as each is defined in the employment agreements), the Company will pay to the Executive (a) a lump sum cash amount equal to the present value of his annual base salary and benefit under the Company's Annual Incentive Plan payable through the end of the term of employment, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the value of all benefits to which the Executive would have been entitled had he remained in employment until the end of the term of employment under the Company's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable and (d) medical and welfare benefits for the Executive and his family through the end of the term of employment. If the Executive's employment is terminated by the Company for cause or by the Executive without good reason, the Executive will receive unpaid annual base salary accrued through the termination date and any accrued deferred compensation.

    Mr. Randolph has a severance agreement with the Company which provides that if, within three years after October 24, 1994 he terminates his employment for good cause or his employment is terminated by the Company other than for disability or cause, the Company will pay him a cash amount equal to 300% of his annualized compensation for the most recent five years ending before October 24, 1994, less $1,000, plus a cash "gross-up" payment equal to the federal excise tax due on such amount, if any.

    Mr. Mutz has an employment agreement pursuant to which he will serve as President of, and will be nominated for election as a director of, PSI Energy until October 4, 1998. Commencing October 4, 1996, the term of the employment agreement may be extended for one additional year upon mutual agreement. During the term of his agreement, Mr. Mutz will receive a minimum annual base salary of $330,000, will be eligible to receive an annual incentive cash award of up to 40% of his annual base salary pursuant to the Company's Annual Incentive Plan, will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare plans applicable generally to Company employees and executives, and will receive other fringe benefits. In connection with his participation in the PSI Energy Supplemental Retirement Plan, Mr. Mutz's employment agreement provides that he will be vested in his benefit (calculated including a profession transition allowance of $250,000 paid in 1993) at a rate of 20% per year of service beginning in 1994 without offset for other retirement benefits, and will be guaranteed a benefit thereunder based on its current terms even if the plan subsequently is amended to reduce benefits or is terminated.

    If Mr. Mutz's employment is terminated as a result of death, for cause or by him without good reason, he or his beneficiary will be paid a lump sum cash amount equal to (a) his unpaid annual base salary through the termination date, (b) a pro rata portion of his Annual Incentive Plan award, (c) his vested accrued benefits under the Performance Shares Plan, the PSI Energy Pension Plan, the Excess Benefit Plan and the Supplemental Retirement Plan and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, Mr. Mutz's employment is terminated prior to a change in control (as defined) without cause or by him for good reason, he will be paid (a) a lump sum cash amount equal to the present value of his annual base salary and maximum annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the present value of all benefits to which he would have been entitled had he remained in employment until the end of the term of the agreement under the Company's Performance Shares Plan and Executive Supplemental Life Insurance Program, and PSI Energy's Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan, (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable and
(d) continued medical and welfare benefits through the end of the term of the agreement.

    If Mr. Mutz's employment is terminated after a change in control he will be paid a lump sum cash payment equal to the greater of (i) three times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement plus deferred compensation and executive life insurance benefits. In addition, he will be provided life, disability, accident and health insurance benefits for 36 months, reduced to the extent comparable benefits are received, without cost, by him.

     The Company and Mr. Grealis entered into an employment agreement which commenced on January 16, 1995 and shall continue until June 30, 2000; provided, however, commencing on January 1, 1999, and each January 1 thereafter, the term of the employment agreement may be extended for one additional year upon mutual agreement. Pursuant to the terms of his agreement, Mr. Grealis initially served as President of Cinergy Investments and Vice President of CG&E's Gas Operations. However, Mr. Grealis may be further assigned such other responsible executive capacity or capacities as the boards of directors of the Company or Cinergy Services or the Company's chief executive officer may from time to time determine. Effective September 1, 1995, Mr. Grealis was named to the executive position of President of CG&E in addition to retaining the executive position of President of Cinergy Investments.

     During the term of his agreement, Mr. Grealis will receive a minimum
annualized base salary of $       , will be eligible to participate in all
other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Company employees and executives, and will receive other fringe benefits. In connection with his retirement, the employment agreement provides that Mr. Grealis will receive
an annual benefit of no less than  $           payable as a straight-life
annuity at age 62.

     If Mr. Grealis' employment is terminated as a result of death, for cause, or by him without good reason, he or his beneficiary will be paid a lump sum cash amount equal to (a) his unpaid annual base salary through the termination date, (b) a pro-rata portion of his award under the Company's Annual Incentive Plan (c) his vested accrued benefits under the Company's Performance Shares Plan, and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, Mr. Grealis' employment is terminated prior to a change in control (as defined) without cause or by him for good reason, he will be paid (a) a lump sum cash amount equal to the present value of his annual base salary and target annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the present value of all benefits to which he would have been entitled had he remained in employment until the end of the term of the agreement under the Company's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement.

     If Mr. Grealis' employment is terminated after a change in control he will be paid a lump sum cash payment equal to the greater of (i) two times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement plus deferred compensation and executive life insurance benefits. In addition, he will be provided life, disability, accident and health insurance benefits for twenty-four months, reduced to the extent comparable benefits are received, without cost, by him.

     The Company and Mr. Leonard entered into an employment agreement which commenced on October 24, 1994 and shall continue until December 31, 1997; provided, however, effective January 1, 1996, and each January 1 thereafter, the term of the employment agreement may be extended for one additional year upon mutual agreement. Pursuant to the terms of his agreement, Mr. Leonard has served as Group Vice President and Chief Financial Officer of the Company and its subsidiaries. However, Mr. Leonard may be further assigned such other responsible executive capacity or capacities as the boards of directors of the Company or Cinergy Services or the Company's chief executive officer may from time to time determine. During the term of his agreement, Mr. Leonard will receive a minimum
annualized base salary of $          , will be eligible to participate in
all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Company employees and executives, and will receive other fringe benefits.

     If Mr. Leonard's employment is terminated as a result of death, for cause, or by him without good reason, he or his beneficiary will be paid a lump sum cash amount equal to (a) his unpaid annual base salary through the termination date, (b) a pro-rata portion of his award under the Company's Annual Incentive Plan (c) his vested accrued benefits under the Company's Performance Shares Plan, and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, Mr. Leonard's employment is terminated prior to a change in control (as defined) without cause or by him for good reason, he will be paid (a) a lump sum cash amount equal to the present value of his annual base salary and target annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the present value of all benefits to which he would have been entitled had he remained in employment until the end of the term of the agreement under the Company's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement.

     If Mr. Leonard's employment is terminated after a change in control he will be paid a lump sum cash payment equal to the greater of (i) three times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement plus deferred compensation and executive life insurance benefits. In addition, he will be provided life, disability, accident and health insurance benefits for thirty-six months, reduced to the extent comparable benefits are received, without cost, by him.

     The Company and Mr. Thomas entered into an employment agreement which commenced on October 24, 1994 and shall continue until December 31, 1997; provided, however, effective January 1, 1996, and each January 1 thereafter, the term of the employment agreement may be extended for one additional year upon mutual agreement. Pursuant to the terms of his agreement, Mr. Thomas initially served as Group Vice President, Reengineering and Operation Services of the Company and its subsidiaries. However, Mr. Thomas may be further assigned such other responsible executive capacity or capacities as the boards of directors of the Company or Cinergy Services or the Company's chief executive officer may from time to time determine. Effective September 1, 1995, Mr. Thomas was named to the executive position of Group Vice President and Chief Transformation Officer. During the term of his agreement, Mr. Thomas will receive a
minimum annualized base salary of $          , will be eligible to
participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Company employees and executives, and will receive other fringe benefits.

     If Mr. Thomas' employment is terminated as a result of death, for cause, or by him without good reason, he or his beneficiary will be paid a lump sum cash amount equal to (a) his unpaid annual base salary through the termination date, (b) a pro-rata portion of his award under the Company's Annual Incentive Plan (c) his vested accrued benefits under the Company's Performance Shares Plan, and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, Mr. Thomas' employment is terminated prior to a change in control (as defined) without cause or by him for good reason, he will be paid (a) a lump sum cash amount equal to the present value of his annual base salary and target annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the present value of all benefits to which he would have been entitled had he remained in employment until the end of the term of the agreement under the Company's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement.

     If Mr. Thomas' employment is terminated after a change in control he will be paid a lump sum cash payment equal to the greater of (i) three times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement plus deferred compensation and executive life insurance benefits. In addition, he will be provided life, disability, accident and health insurance benefits for thirty-six months, reduced to the extent comparable benefits are received, without cost, by him.

Deferred Compensation Agreements

    Mr. Randolph and CG&E, and Mr. Rogers and PSI and PSI Energy, have entered into deferred compensation agreements effective as of January 1, 1992 (the "Deferred Compensation Agreements") pursuant to which, in lieu of granting to each executive officer a cash increase in base salary, each executive officer was credited with a $50,000 base salary increase in the form of deferred compensation. Such amount will be deferred annually, in the case of both Mr. Randolph and Mr. Rogers, for a five-year period beginning January 1, 1992 and ending December 31, 1996, and in the case of Mr. Rogers, for an additional five-year period beginning January 1, 1997 and ending December 31, 2001. The Deferred Compensation Agreements were assumed by the Company effective as of October 24, 1994.

    In general, Mr. Randolph's Deferred Compensation Agreement provides that if his employment terminates for any reason, other than death or disability, prior to January 1, 1997, he will receive the total amount of his deferred income plus interest. If Mr. Randolph's employment terminates on or after January 1, 1997, he will receive an annual cash benefit of $179,000 payable for a 15-year period beginning January 2001. Proportional benefits are payable to Mr. Randolph in the event his employment is terminated for death or disability prior to January 1, 1997.

    In general, Mr. Rogers' Deferred Compensation Agreement provides that if his employment terminates for any reason, other than death, prior to January 1, 1997, he will receive a lump sum cash payment equal to the total amount deferred for the first five-year period described above plus interest. If Mr. Rogers' employment terminates for any reason, other than death, on or after January 1, 1997, he will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 nor later than January 2010. The annual cash benefit amount payable for such 15-year period ranges from $179,000 per year if payment begins in January 2003, increasing to $554,400 per year if payment commences in January 2010. Comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 1997 or if Mr. Rogers dies
(I) prior to January 1, 1997 while employed or disabled, or (ii) on or after January 1, 1997 but before commencement of payment of the 15-year payments described above; provided, however, if Mr. Rogers becomes disabled prior to the completion of the first award period, the amounts paid will be proportionately reduced based on the ratio of the amount deferred to the date of disability to the total amount that would have been deferred to the end of the first award period. In addition, if Mr. Rogers' employment terminates for any reason, other than death or disability, on or after January 1, 1997, but before January 1, 2002, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above plus interest. Additionally, if Mr. Rogers' employment terminates for any reason, other than death or disability, on or after January 1, 2002, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 nor later than January 2010. The annual cash benefit amount payable for such period ranges from $179,000 per year if payment begins in January 2008, increasing to $247,000 per year if payment begins in January 2010. Provided that Mr. Rogers is employed on January 1, 1997, comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 2002 or if Mr. Rogers dies (I) prior to January 1, 2002 while employed or disabled, or (ii) on or after January 1, 2002 but before commencement of payment of benefits; provided, however, if Mr. Rogers becomes disabled prior to the completion of the second award period, his payments will be proportionately reduced in the same manner as described above for disability during the first award period.

Performance Graph

    The following line graph compares the cumulative total average shareholder return of the common stock of the Company with the cumulative total returns during the same time period of the S&P Electric Utilities Index and the S&P 500 Stock Index. The graph tracks performance from October 25, 1994 (the initial trading date of the Company's common stock) through December 31, 1995, and assumes a $100 investment on October 25, 1994 and dividend reinvestment.

Line Graph Table

    October 25, 1994                  December 31, 1994  December 31, 1995
Company Common
  Stock             $100.00           $104.40            $145.30

S&P Electric
  Utilities Index   $100.00           $104.80            $137.40

S&P 500
  Stock Index       $100.00           $100.10            $137.70


ITEM 2. ADOPTION OF CINERGY CORP. 1996 LONG-TERM INCENTIVE COMPENSATION
PLAN

Introduction

     On January 25, 1996, the Company's Board adopted a new employee incentive compensation plan, the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan (the "Plan"), subject to approval by the Company's shareholders. If approved, the Plan will provide the Company, in this era of utility competition, greater flexibility to design long-term compensation incentives for the Company's officers and other key employees by rewarding long-term performance. Accordingly, certain key employees may be granted Stock Options, Stock Appreciation Rights, Restricted Stock, Cash Awards, Performance Shares, Performance Awards, Dividend Equivalents, and Other Stock-Based Awards, as described below. In utilizing the Plan, a greater portion of pay for officers and key employees is placed at risk, but ownership of stock assists in the attraction and retention of qualified employees and provides them with additional incentives to devote their best efforts to pursue and sustain the Company's growth and profitability through the accomplishment of corporate goals. The Plan is thus intended to coalesce the interests of the Company's shareholders, customers and management to enhance the Company's value.

     The Board believes that the approval of the Plan is in the best interests of the Company and the shareholders because the Plan will enable the Company to provide long-term, stock-based and cash incentives to officers and other key employees to enhance the financial success of the Company and increase shareholder value.

Vote Required

     The rules of the New York Stock Exchange require shareholder approval of the Plan because employee-directors of the Company and the Company's officers would be eligible to receive awards under the Plan, and because the Plan contemplates the issuance of the Company's common stock. In addition, shareholder approval of the Plan is one of the requirements of Rule 16b-3 of the SEC ("Rule 16b-3") (compliance with which exempts certain transactions involving directors and officers from provisions of Section 16(b) of the 1934 Act which otherwise may penalize such transactions in some cases and thereby partially frustrate the purposes of the Plan) and is required by the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Incentive Stock Options and performance-based compensation.

     Assuming the presence of a quorum at the Annual Meeting, approval of the Plan will require the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote thereat. Abstentions of the shares so present and entitled to vote will have the same effect as shares voted against the proposal. Broker non-votes will not be considered present for purposes of voting on the proposal and, accordingly, will not factor into the determination of whether or not the Plan is adopted.

Summary Of Plan Features

     General. The Plan contemplates the grant from time to time to selected eligible employees of stock-related awards of six general types:
(1) options to purchase shares of the Company's common stock ("Options");
(2) rights to receive, upon exercise, the appreciation in fair market value of shares of the Company's common stock ("Stock Appreciation Rights" or "SARS"); (3) outright grants of shares of the Company's common stock, subject to transfer restrictions and risk of forfeiture for a specified restriction period ("Restricted Stock") and which may, but need not be, conditional upon the attainment of specified Performance Measures; (4) rights to receive (a) shares of the Company's common stock, or in lieu of all or any portion of those shares, their fair market value ("Performance Shares") or (b) a specified dollar amount or, in lieu of all or any portion of that amount, shares of the Company's common stock having the same fair market value ("Performance Awards"), both conditional upon the attainment during a specified performance period of specified Performance Measures;
(5) rights to receive the Company's common stock or cash or other property equal in value to dividends paid with respect to a specified number of shares of common stock, and which may, but need not be, conditional upon the attainment of specified Performance Measures ("Dividend Equivalents"); and (6) other stock-based awards which are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of the Company's common stock ("Other Stock-Based Awards"). Options meeting the requirements of Code Section 422 and intended to be afforded the federal income tax treatment of Section 422 options ("Incentive Stock Options" or "ISOs"), as well as other Options ("Nonqualified Stock Options" or "NSOs"), may be awarded under the Plan. SARs granted under the Plan may be awarded either in tandem with Options ("Tandem SARs") or standing alone ("Freestanding SARs").

     The full text of the Plan is attached to this Proxy Statement as Exhibit A. The discussion which follows provides additional information concerning the Plan. Because the discussion is in the nature of a summary and does not cover all aspects of the Plan, shareholders may wish to review Exhibit A in its entirety.

     Shares Available for Award and Limits on SARs. Shares used for awards under the Plan may be authorized but unissued shares of the Company's common stock or may be shares of common stock acquired on the open market, in private transactions or otherwise, or issued and outstanding shares acquired by or on behalf of the Company in the name of an awardee (or a permissible successor thereof) for purposes of granting or settling the award or may be a combination of these methods. Subject to adjustment as provided in the Plan, the number of shares of the Company's common stock that may be (I) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Stock and released from substantial risk of forfeiture, (iii) issued or transferred as Dividend Equivalents, or (iv) issued or transferred in payment of Performance Shares, Performance Awards or Other Stock-Based Awards which have been earned, shall not in the aggregate exceed 7,000,000 shares.

     Upon the payment of any portion of any exercise price by the transfer to the Company of the Company's common stock or upon related satisfaction of tax withholding obligations or any other payment made or benefit realized under the Plan by the transfer or relinquishment of the Company's common stock, there shall be deemed to have been issued or transferred only the net number of shares actually issued or transferred by the Company less the number of shares so transferred or relinquished. However, the number of shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 7,000,000 subject to adjustment as provided for in the Plan.

     Upon the payment in cash of a benefit provided by any award under the Plan, any shares of the Company's common stock that were covered by that award shall again be available for issuance or transfer under the Plan.

     No employee shall be granted Options for more than 500,000 shares of the Company's common stock or Stock Appreciation Rights during any calendar year, subject to adjustment pursuant to the Plan. No employee shall receive awards of Restricted Stock, Dividend Equivalents, Performance Shares and Performance Awards, and Other Stock-Based Awards having an aggregate value as of their respective dates of grant in excess of $3,000,000 in any calendar year.

     Administration and Eligibility. The Plan will be administered by the Committee (as the term is defined on page __). All of the Committee members must be non-employee directors of the Company's Board who are disinterested persons under Rule 16b-3 promulgated under the 1934 Act and successor rules.

     The group of employees of the Company and its subsidiaries who would be eligible to receive awards consists of officers, employees who are employed in a significant executive, supervisory, administrative, operational, or professional capacity, and employees who have the potential to contribute to the future success of the Company or its subsidiaries. However, the Committee would have exclusive authority to determine, in its sole discretion, those eligible employees to whom awards would be granted at any time, as well as the type, size, and other terms and conditions of each granted award, subject only to the parameters in the Plan. The Committee may make grants to employees under any or a combination of all of the various categories of awards that are authorized under the Plan.

     Performance Measures. Performance Measures are criteria and objectives determined by the Committee which (1) in the case of Performance Shares, Performance Awards or Dividend Equivalents, the attainment of which during the applicable performance period would be a pre-condition to settlement of the award and (2) in the case of Restricted Stock, the failure to attain which would cause forfeiture of the award and/or which if met during the otherwise applicable restriction period would cause an early termination of the restriction period. Performance Measures applicable to any award to an employee who is, or is determined by the Committee likely to become, a "covered employee" within the meaning of Code Section 162(m)(3) shall be established in writing within the period required by Code Section 162(m) and shall be limited to criteria and objectives related to (1) the Company's or a subsidiary's performance, efficiency, or profitability including, but without limitation, stock price, total shareholder return, market share, sales, earnings per share, costs, net operating income, cash flow, fuel cost per million BTU, costs per kilowatt hour, retained earnings, or return on equity; and/or (2) a covered employee's performance which criteria shall be based on objective or, with respect to separate awards under the Plan, subjective performance criteria pertaining to a covered employee's individual effort as to enhancement of either individual performance or achievement or attainment of the performance, efficiency or profitability of the Company or its subsidiaries. However, the Committee may impose any other subjective or objective criteria it may approve from time to time for the purpose of reducing the amount otherwise payable upon settlement of Dividend Equivalents, Performance Shares or Performance Awards or for the purpose of increasing the number of shares of Restricted Stock that would otherwise be forfeited during the applicable Restriction Period. Except in the case of such a covered employee, if the Committee determines that a change in the business, operation, corporate structure or capital structure of the Company or any of its subsidiaries, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures to be unsuitable, the Committee may modify such Performance Measures, in whole or in part, as the Committee deems appropriate and equitable.

     Options. The Committee may grant Options that entitle the optionee to purchase shares of the Company's common stock at a price equal to the "fair market value" on the date of grant. The "fair market value" of a share of common stock means the average of the high and low sales prices of a share of common stock on the date of grant, or on the preceding trading day if that date was not a trading date, as reported by the "NYSE-Composite Transactions" published in The Wall Street Journal. Any Options granted must be evidenced by a written agreement. The option price is payable at the time of exercise (I) in cash or cash equivalent, (ii) by the transfer to the Company of nonforfeitable, unrestricted shares of the Company's common stock that are already owned by the optionee, (iii) with any other legal consideration the Committee may deem appropriate, or (iv) by any combination of these methods.

     Payment of the exercise price of any Nonqualified Stock Option may also be made in whole or in part in the form of shares of Restricted Stock or other shares of the Company's common stock that are subject to risk of forfeiture or restriction on transfer. When paid for with such consideration, unless otherwise determined by the Committee on or after the date of the grant, shares of the Company's common stock received by the optionee upon the exercise of the NSO are subject to the same risks of forfeiture and restrictions on transfer applied to the consideration surrendered by the optionee. However, such risks of forfeiture and restriction on transfer shall apply only to the same number of shares of the Company's common stock surrendered by the optionee. The Committee has the authority to specify at the time Options are granted that the shares of the Company's common stock will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Plan does not require any such holding period and would permit immediate sequential exchanges of shares of common stock at the time of exercise of the Options.

     No Option may be exercised more than ten years from the date of grant. Successive grants may be made to the same optionee regardless of whether Options previously granted to him or her remain unexercised.

     Stock Appreciation Rights. Any SARs granted under the Plan must be evidenced by a written agreement. In the case of Freestanding SARs, the written agreement would specify the number of SARs granted, the term of the SARs (which may not exceed ten years from the date of grant), and the time or times at which the SARs will first become exercisable. In the case of Tandem SARs, the written agreement would specify the Option and the number of shares to which the SAR relates and the term of the SAR (which may not exceed that of the related Option). Freestanding SARs may (but need not) be made immediately exercisable. A Tandem SAR generally will be exercisable during its term only when and to the extent the related Option is exercisable. During the lifetime of the grantee of either type of SAR, the SAR would be exercisable only by the grantee or the grantee's legal representative.

     For each Freestanding SAR subsequently exercised, the holder would become entitled to receive the excess of fair market value of a share of the Company's common stock on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a Tandem SAR would entitle the holder to receive the excess of the aggregate fair market value on the exercise date of the number of optioned shares of the Company's common stock with respect to which the SAR is being exercised over their aggregate fair market value on the date the related Option was granted. Exercise of a Tandem SAR would have the effect of reducing the number of shares covered by the related Option by the number with respect to which the SAR is exercised, and exercise of the related Option would have the equivalent effect upon a Tandem SAR. Exercised SARs may be settled in cash, whole shares of the Company's common stock (valued at date of exercise), or a combination of cash and such shares, unless the applicable SAR agreement further limits the form of settlement. If the form of settlement is not specified in the SAR agreement, the holder, at the time of exercise, may request the form he or she wishes to receive, but the Committee will have the ultimate authority, in its discretion, to approve or disapprove any such request. In the absence of such a request, the Committee also would determine the form of settlement.

     Restricted Stock. A grant of Restricted Stock involves the immediate transfer by the Company to an employee of ownership of a specific number of shares of the Company's common stock that are subject to a risk of forfeiture in consideration of the performance of services. During the applicable restriction period, the awardee of Restricted Stock would have all the voting, dividend, and other rights of a record holder of the Company's common stock, except that the shares would be nontransferable, and that any non-cash dividends or other distributions paid upon the shares would be held by the Company and would be subject to transfer restrictions and risk of forfeiture to the same extent as the shares themselves. The transfer may be made without additional consideration or in consideration of a payment by the employee equal to or less than its fair market value. The general terms and conditions of any award of Restricted Stock must be set forth in a written agreement, specifying the number of shares subject to the award and the restriction period(s) established by the Committee with respect to those shares, which must be at least three years from date of grant, except in the case of awards that are subject to Performance Measures (in which case the restriction period shall be at least one year). At the time of the grant, the Committee may provide for forfeiture of shares covered thereby if specified Performance Measures are not attained during a restriction period and/or for early termination of a restriction period.

     Restricted Stock must be subject to a "substantial risk of forfeiture" within the meaning of Code Section 83 for a period to be determined by the Committee. An example would be a provision that the Restricted Stock would be forfeited if the participant ceased to serve the Company as an officer or other key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Stock will be prohibited or restricted in a manner and to the extent prescribed by the Committee for the period during which the forfeiture provisions are to continue.

     Performance Shares and Performance Awards. Any grant of Performance Shares or a Performance Award shall be evidenced by a written agreement.
An employee will be given one or more Performance Measures to meet within a specified performance period. If by the end of the performance period the employee has achieved the specified Performance Measures, the employee will be deemed to have fully earned the Performance Shares or Performance Awards. To the extent earned, the Performance Shares or Performance Awards will be paid to the employee at the time and in the manner determined by the Committee in cash, shares of the Company's common stock or any combination thereof.

     Dividend Equivalents. Any award of Dividend Equivalents shall be evidenced by a written agreement. The agreement shall set forth the circumstances (including any applicable Performance Measures) under which, and specify the number, if any, of, shares of the Company's common stock or the amount of cash that shall then become payable to the awardee. The Committee shall determine the timing of the award.

     Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards (awards other than a Dividend Equivalents, Options, Performance Shares, Performance Awards, Restricted Stock or SARs). Other Stock-Based Awards shall be evidenced by a written agreement or by other methods as determined by the Committee. The agreement shall set forth the circumstances (including any applicable Performance Measures) under which, and specify the number, if any, of shares of the Company's common stock or the amount of cash that shall then become payable to the awardee. The Committee shall determine the timing of the award.

     Effects of a Change in Control of the Company. In the event of a "change in control" (as defined below) of the Company, unless otherwise provided in the related written agreement pertaining to the award, (I) each unexpired Option and Stock Appreciation Right shall be immediately exercisable, (ii) all restrictions (other than those imposed by law) and conditions of all Restricted Stock, Dividend Equivalents and Other Stock-Based Awards shall be deemed fully satisfied, and (iii) all Performance
Measures of all Performance Shares and Performance Awards, Dividend Equivalents and Other Stock-Based Awards shall be deemed fully satisfied at the maximum criteria levels. For this purpose, a "change in control" will occur if: (1) any person or group becomes the beneficial owner of more than 50% of the then outstanding voting stock of the Company otherwise than through a transaction approved by the Board, (2) the Company's shareholders either (a) approve an agreement to merge or consolidate the Company with or into another corporation and the Company or one of its subsidiaries will not be the surviving company or (b) the sale of at least substantially all of the Company's assets other than in a merger or sale that will result in the Company's voting securities that were outstanding prior to the merger or sale continuing to represent at least 50% of the combined voting power of the corporation surviving the merger or purchasing the assets, or (3) during any period of two consecutive years, individuals who at the beginning of the period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved) cease to constitute a majority of the Board.

     Tax Withholding. Unless otherwise provided in the applicable agreement concerning an award, the Plan would permit awardees to satisfy tax withholding requirements in connection with the exercise, vesting or settlement of an award, (1) entirely in cash; (2) subject to Committee approval, by delivery to the Company of a number of shares of the Company's common stock which have an aggregate fair market value as of the tax withholding date sufficient to satisfy all withholding requirements; (3) subject to Committee approval, authorizing the Company to withhold shares otherwise issuable pursuant to the award sufficient to satisfy all such requirements; or (4) by a combination of these methods. The Company and the employee may also make similar arrangements with respect to the payment of taxes with respect to which withholding is not required.

     Transferability. No option, or other "derivative security" within the meaning of Rule 16b-3, is transferable by an employee except by will or the laws of descent and distribution. Options may not be exercised during an employee's lifetime except by the employee, or in the event of an employee's incapacity by the employee's guardian or legal representative acting in a fiduciary capacity on behalf of the employee under state law and judicial supervision; however, the Committee, in its sole discretion, may provide for the transferability of specific awards so long as such provision will not disqualify the exemption for other awards under Rule 16b-3.

     Duration, Amendment, and Termination. The Plan is intended to be of indefinite duration. However, the provisions of the Code currently applicable to ISOs would not permit the grant of ISOs under the Plan after the tenth anniversary of its effective date.

     The Company, at any time by action of the Board, may terminate, modify, or amend the Plan in whole or in part, except that the provisions of the Plan relating to the effect of a "change in control" of the Company may not be amended for three years following a "change in control." No such action may, without the approval of the Company's shareholders, (1) increase the maximum number of shares of common stock that may be issued in respect of awards under the Plan, (2) change the class of employees eligible to participate in the Plan, or (3) cause the Plan to no longer comply with Rule 16b-3 of the 1934 Act or any other regulatory requirements.

     New Plan Benefits. To date, no awards of any kind have been granted under the Plan.

Federal Income Tax Consequences Of Plan

     The following is a brief summary of certain of the federal income tax consequences of the Plan. The summary reflects the federal tax law as in effect on January 1, 1996, and does not reflect any provisions of the income tax laws of any state or local jurisdiction. This summary is not intended to be exhaustive.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If shares of common stock are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of an option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

     If shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

     Nonqualified Stock Options. In general: (I) no income will be recognized by an optionee at the time an NSO is granted; (ii) at the time of exercise of an NSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     Stock Appreciation Rights. No income will be recognized by a holder in connection with the grant of a Tandem SAR or a Freestanding SAR. When the SAR is exercised, the recipient normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any nonrestricted share of the Company's common stock received on the exercise.

     Restricted Stock. A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the shares of Restricted Stock (reduced by any amount paid by the recipient for such shares) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or
restrictions on transfer) over any purchase price paid for the shares.   If
a Section 83(b) election has not been made, any dividends received with respect to shares of Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     Performance Shares, Performance Awards, Other Stock-Based Awards and Dividend Equivalents. No income generally will be recognized upon the grant of Performance Shares, Performance Awards, Other Stock-Based Awards or Dividend Equivalents. Upon payment in respect of the earn-out of Performance Shares, Performance Awards, Other Stock-Based Awards or Dividend Equivalents, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of the Company's common stock received.

     Special Rules Applicable to Officers. In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the 1934 Act, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer to suit under Section 16(b) of the 1934 Act, but not longer than six months.

     Tax Consequences to the Company. To the extent that an employee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Code Section 280G, and is not disallowed by the one million dollar limitation on certain executive compensation.

    The Board Recommends Voting FOR this Proposal, which is Designated in the Proxy as Item 2.


ITEM 3.  PROPOSED AMENDMENT TO THE CINERGY CORP. ANNUAL
         INCENTIVE PLAN

Introduction

    The Company's Annual Incentive Plan, as adopted effective October
24, 1994, is a short-term incentive compensation plan designed to benefit eligible employees of the Company and its subsidiaries. The plan rewards the Company's officers and other key employees for meeting established individual, group, and corporate goals. Employees who participate in this plan are granted awards payable in cash to the extent predetermined goals are attained within the calendar year. The awards are payable during March following the year for which the awards are earned. Awards are based on a percentage of a participant's annual base salary. (For more information, please refer to the discussion pertaining to the Annual Incentive Plan on page __ .)

     Effective January 1, 1996, the plan was amended by the Board, subject to approval by the Company's shareholders, with respect to certain provisions of the plan pertaining to distribution of awards and the maximum amount of award available to individual officers.

Vote Required

    Assuming the presence of a quorum at the Annual Meeting, approval of the amendment to the plan will require the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote thereat.
Abstentions of the shares so present and entitled to vote will have the same effect as shares voted against the amendment. Broker non-votes will not be considered present for purposes of voting on adoption of the amendment and, accordingly, will have no effect on the outcome of the vote.


Explanation of Amendment

     On December 20, 1995, the Internal Revenue Service promulgated final regulations relating to the disallowance of deductions for employee remuneration in excess of one million dollars. Consistent with the final regulations, the proposed amendment to Article 20 states, as to objective corporate and objective individual goals, the maximum dollar amount of compensation that can be paid to a "covered employee" under the plan. Previously, the maximum award was expressed as a percentage of annual base salary. The term "covered employee" includes each of the named executive officers for the applicable year. The amendment also adds total shareholder return as an example of objective performance criteria which can constitute corporate goals under the plan.


Effect of Amendment

ARTICLE 20, as amended.

     ARTICLE 20, as hereby amended, reads as follows:

                               ARTICLE 20

                           EXECUTIVE OFFICERS

    Notwithstanding any provision of the Plan to the contrary, this Article will govern the terms of the Annual Performance Awards granted to Executive Officers. This Article is designed to comply with Code Subsection 162(m) to the extent applicable. All provisions in this Article, and any other applicable provision of the Plan, shall be construed in a manner to so comply.

    (a) With respect to Executive Officers, the Plan shall be administered by a committee (the "AIP Committee") consisting of two or more persons each of whom is an "outside director" for purposes of Code Subsection 162(m). The AIP Committee and Cinergy's Committee may be the same committee provided that the membership of Cinergy's Committee satisfies the conditions set forth in the preceding sentence.

    With respect to Participants who are Executive Officers as of the beginning of a Performance Period, the AIP Committee shall establish the Corporate Target Goals and Individual Goals for each Performance Period within the time necessary to satisfy the requirements of Code Subsection 162(m). Corporate Target Goals shall be based on objective performance criteria pertaining to an Employer's performance, efficiency, or profitability including, but without limitation, stock price, total shareholder return, market share, sales, earnings per share, costs, net operating income, cash flow, fuel cost per million BTU, costs per kilowatt hour, retained earnings, or return on equity. Individual Goals shall be based on objective or, with respect to separate awards under the Plan, subjective performance criteria pertaining to an Executive Officer's individual effort as to enhancement of either individual performance or achievement or attainment of Corporate Target Goals or other Individual Goals. Further, in the case of Participants who are Covered Employees as of the end of the Performance Period, unless otherwise determined by the AIP Committee, or unless otherwise designated as separate awards based on subjective performance criteria, payments shall be made only after achievement of the applicable performance goals has been certified by the AIP Committee. In no event shall payment in respect of Annual Performance Awards based on Corporate Target Goals and objective Individual Goals granted for a Performance Period be made to a Participant who is a Covered Employee as of the end of a Performance Period in an amount that exceeds one million dollars.

    The Board Recommends Voting FOR this Proposal, which is Designated in the Proxy as Item 3.


Relationship with Independent Public Accountants

    The independent public accountants for the Company and its subsidiaries for the year 1995 were Arthur Andersen LLP, with offices both in Cincinnati, Ohio and Indianapolis, Indiana. Upon recommendation of the Audit Committee of the Board, Arthur Andersen LLP was employed for the year 1996 by the Board on January 25, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Proposals by Shareholders

    In order to be considered for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders, proposals from shareholders must be received by the Secretary of the Company at 139 East Fourth Street, Cincinnati, Ohio 45202 not later than November 15, 1996.

    By Order of the Board of Directors


    Cheryl M. Foley
    Secretary

Dated:  March 15, 1996